Exhibit 99.2

PPG Industries, Inc.
One PPG Place Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Douglas B. Atkinson
412-434-2120
or
Vince Morales
412-434-3740

PPG Industries, Inc. announces expiration of its cash tender offers for certain of its outstanding notes

     PITTSBURGH, June 20, 2005 – PPG Industries, Inc. (NYSE: PPG) today announced the expiration of its cash tender offers for its outstanding 6.500% notes due November 1, 2007 (the “2007 Notes”), its outstanding 7.050% notes due August 15, 2009 (the “2009 Notes”) and its outstanding 6.875% notes due February 15, 2012 (the “2012 Notes,” and together with the 2007 Notes and 2009 Notes, collectively, the “Notes”).

     The tender offers were made upon the terms and conditions set forth in the Offer to Purchase dated May 20, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal. A total of approximately $313 million in aggregate principal amount of Notes was tendered at or prior to 11:59 p.m., New York City time, on Friday, June 17, 2005, the expiration date. The following table sets forth, by series, the Notes included in the tender offers, the principal amount tendered prior to the expiration of the tender offers, the principal amount accepted for purchase and the principal amount remaining outstanding:

	Principal Amount		Principal Amount	Principal Amount
	Previously	Principal Amount	Accepted for	Remaining
Series of Notes	Outstanding	Tendered	Purchase	Outstanding
6.500% Notes due November 1, 2007	$150,000,000	$101,546,000	$100,000,000	$50,000,000

7.050% Notes due August 15, 2009	$274,500,000	$158,667,000	$158,667,000	$115,833,000

6.875% Notes due February 15, 2012	$87,500,000	$52,335,000	$16,333,000	$71,167,000

         The tendered 2007 Notes and 2012 Notes were accepted for purchase on a pro rata basis in accordance with the terms and conditions of the Offer to Purchase. The Company paid $105,620,220.00, plus accrued interest of $884,722.22, for the 2007 Notes accepted for purchase, $175,497,782.03, plus accrued interest of $3,884,035.94, for the 2009 Notes accepted for purchase and $18,608,323.55, plus accrued interest of $389,893.66, for the 2012 Notes accepted for purchase.

     The Dealer Managers for the offers were as follows:

Credit Suisse First Boston LLC

(800) 820-1653 (toll free)

(212) 538-4807 (collect)

Citigroup Global Markets Inc.	Goldman, Sachs & Co.

(800) 558-3745 (toll free)	(800) 828-3182 (toll free)

(212) 357-7867 (collect)

     D.F. King & Co., Inc. was the Information Agent and can be contacted at (212) 269-5550 (collect) or (800) 628-8532 (toll free).

     PPG Industries, Inc. is a global supplier of coatings, glass, fiber glass and chemicals, with 108 manufacturing facilities and equity affiliates in more than 20 countries. PPG is the world’s largest producer of transportation coatings and a leading maker of industrial, packaging and architectural coatings, aircraft transparencies, flat and fabricated glass, continuous-strand fiber glass, chlor-alkali and specialty chemicals.

     This communication is for informational purposes only. It is not intended as an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction. Any comments or statements made herein do not necessarily reflect those of Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., D.F. King & Co., Inc., or their respective subsidiaries and affiliates.

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein.

Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.